Exhibit 99.1

Contact: James Grant (785) 559-5321

PAYLESS SHOESOURCE ANNOUNCES FOURTH QUARTER AND
YEAR END 2006 FINANCIAL RESULTS
Quarterly Net Earnings $25 Million Versus Prior Year Net Loss;
Comparable Store Sales Up 6.8%; Full Year Net Earnings Up 84%

TOPEKA, Kan., March 6, 2007 – Payless ShoeSource, Inc. (NYSE:PSS) today reported financial results for the 14-week fourth quarter and the 53-week year ended February 3, 2007.  Fourth quarter 2006 net earnings were $24.6 million, or $0.37 per diluted share, versus a fourth quarter 2005 net loss of $5.6 million, or ($0.08) per diluted share.  Fourth quarter 2006 net earnings were favorably impacted by the release of $14.3 million of income tax reserves, equivalent to $0.22 per diluted share, related primarily to the closing of income tax audits in various jurisdictions.

Fourth quarter 2006 comparable store sales were up 6.8%, the eighth consecutive quarter of positive comparable store sales.  Total sales were $693 million, up 13% compared to the fourth quarter of 2005.  Several related factors drove fourth quarter 2006 sales higher versus the prior year period.  First, average unit retails increased 4% due primarily to having on-trend products.  Second, the company sold 4% more units excluding the 14th week of the quarter.  Third, sales from the 14th week of the quarter added $36 million.  And fourth, the stores’ customer service efforts resulted in increased customer conversion.

“Payless delivered an outstanding quarter of sales and earnings due primarily to strong results in our women’s and children’s categories,” said Matthew E. Rubel, Chief Executive Officer and President.  “In 2006, we started to successfully execute the key components of our strategy, and in doing so, have strengthened our position in the marketplace with our customers.”

Gross margin was 33.9% in the fourth quarter of 2006 versus 31.2% in the fourth quarter of 2005.  The 270 basis point increase was due mainly to higher initial mark-on.  The company’s gross margin benefited by having more on-trend and differentiated products which resonated with customers.

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Selling, general and administrative (SG&A) expenses were 31.6% of sales in the fourth quarter of 2006 versus 30.9% in the prior year period, an increase of 70 basis points.  The increase was driven primarily by higher incentive compensation and the expensing of stock options which did not occur in 2005.

During the fourth quarter of 2006, Payless repurchased 1.1 million shares for $37.6 million under its stock repurchase program.  On March 2, 2007, the Payless board of directors authorized an aggregate of $250 million of share repurchases.  In accordance with its indenture governing its senior subordinated notes, the company may repurchase approximately $12 million more of its stock at this time.  This limit will continue to adjust quarterly based on the company’s net earnings.

Fiscal Year 2006

For the full year of 2006, Payless generated total sales of $2.80 billion, up 4.9% compared to 2005 total sales of $2.67 billion.  Comparable store sales were up 3.5% in 2006.  Net earnings in 2006 were $122 million, or $1.82 per diluted share, versus net earnings of $66 million, or $0.98 per diluted share, in 2005.  Net earnings grew 84% and 86% in dollars and on a per share basis, respectively.  Gross margin was 34.9% for 2006, up 160 basis points over the prior year.   SG&A as a percent of sales was 28.9% for 2006, up 10 basis points over the prior year.

Payless ended 2006 with $461 million in cash and short-term investments compared to $437 million at the end of 2005.  The increase was due to greater cash from operations.  Total inventory at year end 2006 was $362 million compared to $333 million at the end of 2005.  The increase was driven by timing and an increase in raw materials due to a higher percentage of product sourced directly by the company.  Average inventory in stores was flat at year end.

Capital expenditures for 2006 totaled $119 million versus $64 million in the prior year.  The increase was due primarily to investments in stores.  During 2006, the company added 63 new stores and relocated another 106.  Net of closings, Payless ended the year with 33 fewer stores versus 2005.  Capital expenditures for fiscal 2007 are expected to total approximately $160 million.  The increase over 2006 will be driven by spending on the company’s supply chain.  In 2006 and 2007 the company has invested, and will continue to invest, in brands, stores, technology and distribution which support Payless’ strategic imperatives of effective brand marketing, on-trend targeted product, great shopping experience, and efficient operations.

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In 2006, Payless also deployed cash towards the repurchase of 5.0 million shares for $128.4 million under its stock repurchase program.

Outlook

Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis through successful execution of its merchandising strategies. The company’s long-term goal is to achieve earnings per share percentage growth in the mid-teens.  The Financial Accounting Standards Board issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48) in June 2006.  FIN 48 provides required accounting treatment for tax positions taken, or expected to be taken, in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The company is currently reviewing FIN 48 and has not yet determined the potential impact on its financial statements.  As such, the company’s long-term earning per share percentage growth goal does not consider the impact from the adoption of FIN 48.

About Payless and Forward Looking Statements

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the western hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores.  In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com.

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This release contains one or more forward-looking statements.  Forward-looking statements are identified by words such as “expected,” “will,” and other similar words.  A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company’s suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas and application thereof; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation, including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies.  Please refer to the Company’s 2005 Annual Report on Form 10-K for the fiscal year ended January 28, 2006 or the Company’s Form 10-Q for the period ending October 28, 2006 for more information on these and other risk factors that could cause actual results to differ.  The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company’s accounting policies as described in the Company’s 2005 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2005 Annual Report to Shareowners.  In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

(Millions, except per share data)	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006

Net sales	$692.7	$611.0	$2,796.7	$2,665.7
Cost of sales	458.1	420.5	1,821.0	1,777.1

Gross margin	234.6	190.5	975.7	888.6
Selling, general and administrative expenses	219.1	188.5	808.5	767.1
Restructuring charges	0.1	1.9	0.8	3.8

Operating profit from continuing operations	15.4	0.1	166.4	117.7
Interest expense	5.0	5.1	19.2	19.7
Interest income	(7.1)	(4.8)	(22.7)	(12.3)

Earnings (loss) from continuing operations before income taxes and minority interest	17.5	(0.2)	169.9	110.3
(Benefit) provision for income taxes	(10.2)	(1.1)	39.9	30.8

Earnings from continuing operations before minority interest	27.7	0.9	130.0	79.5
Minority interest, net of income taxes	(2.7)	(1.5)	(4.6)	(3.0)

Net earnings (loss) from continuing operations	25.0	(0.6)	125.4	76.5
Loss from discontinued operations, net of income taxes and minority interest	(0.4)	(0.9)	(3.4)	(6.0)

Net earnings (loss) before cumulative effect of change in accounting principle	24.6	(1.5)	122.0	70.5
Cumulative effect of change in accounting principle, net of income taxes and minority interest	—	(4.1)	—	(4.1)

Net earnings (loss)	$24.6	$(5.6)	$122.0	$66.4

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.38	$(0.01)	$1.90	$1.13
Loss from discontinued operations	—	(0.01)	(0.05)	(0.09)
Cumulative effect of change in accounting principle	—	(0.06)	—	(0.06)

Basic earnings (loss) per share:	$0.38	$(0.08)	$1.85	$0.98

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	$0.38	$(0.01)	$1.87	$1.13
Loss from discontinued operations	(0.01)	(0.01)	(0.05)	(0.09)
Cumulative effect of change in accounting principle	—	(0.06)	—	(0.06)

Diluted earnings (loss) per share	$0.37	$(0.08)	$1.82	$0.98

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(dollars in millions)	FEBRUARY 3, 2007	JANUARY 28, 2006

ASSETS:
Current assets:
Cash and cash equivalents	$371.4	$378.2
Short-term investments	90.0	59.0
Restricted cash	2.0	2.0
Inventories	361.9	332.6
Current deferred income taxes	15.6	20.2
Other current assets	64.6	59.6
Current assets of discontinued operations	1.1	2.9

Total current assets	906.6	854.5
Property and Equipment:
Land	6.6	7.7
Property, buildings and equipment	1,245.1	1,185.2
Accumulated depreciation and amortization	(830.5)	(807.8)

Property and equipment, net	421.2	385.1
Favorable leases, net	12.8	18.2
Deferred income taxes	37.7	27.5
Goodwill	5.9	5.9
Other assets	43.2	21.9
Noncurrent assets of discontinued operations	—	1.4

TOTAL ASSETS	$1,427.4	$1,314.5

LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$0.4	$0.4
Notes payable	2.0	2.0
Accounts payable	185.6	168.6
Accrued expenses	190.2	163.5
Current liabilities of discontinued operations	2.1	4.0

Total current liabilities	380.3	338.5
Long-term debt	201.7	204.2
Other liabilities	132.6	109.3
Minority interest	12.7	10.5
Total shareowners’ equity	700.1	652.0

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$1,427.4	$1,314.5

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(dollars in millions)	53-weeks ended February 3, 2007	52-weeks ended January 28, 2006

OPERATING ACTIVITIES:
Net earnings	$122.0	$66.4
Loss from discontinued operations, net of income taxes and minority interest	3.4	6.0
Adjustments for non-cash items included in net earnings:
Cumulative effect of change in accounting principle, net of income taxes and minority interest	—	4.1
Loss on impairment and disposal of assets	10.3	9.8
Depreciation and amortization	88.5	90.4
Amortization of deferred financing costs	1.1	1.2
Share-based compensation expense	12.2	1.3
Deferred income taxes	9.1	13.7
Minority interest, net of income taxes	4.6	3.0
Income tax benefit from share-based compensation	0.6	6.5
Accretion of investments	(3.6)	(1.3)
Changes in working capital:
Inventories	(29.8)	13.5
Other current assets	(9.0)	(2.0)
Accounts payable	15.6	9.0
Accrued expenses	5.7	9.5
Other assets and liabilities, net	3.0	6.4
Net cash used in discontinued operations	(4.0)	(10.6)

Cash flow provided by operating activities	229.7	226.9

INVESTING ACTIVITIES:
Capital expenditures	(118.6)	(64.3)
Proceeds from the sale of property and equipment	4.6	1.2
Restricted cash	—	1.0
Intangible asset additions	(15.5)	—
Purchases of investments	(215.6)	(146.4)
Sales and maturities of investments	188.2	110.0
Net cash used in discontinued operations	—	(0.1)

Cash flow used in investing activities	(156.9)	(98.6)

FINANCING ACTIVITIES:
Repayment of notes payable	—	(1.0)
Issuance of debt	—	1.2
Repayment of debt	(2.8)	(1.5)
Payment of deferred financing costs	(0.2)	—
Issuances of common stock	47.1	49.6
Purchases of common stock	(129.3)	(71.2)
Excess tax benefits from share-based compensation	8.0	—
Distributions to minority owners	(1.5)	—
Net cash provided by discontinued operations	1.2	0.9

Cash flow used in financing activities	(77.5)	(22.0)

Effect of exchange rate changes on cash	(2.1)	0.9
(Decrease) / increase in cash and cash equivalents	(6.8)	107.2
Cash and cash equivalents, beginning of year	378.2	271.0

Cash and cash equivalents, end of year	$371.4	$378.2

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